Exhibit 16.1

Deloitte	Deloitte & Touche LLP 155 East Broad Street 18th Floor Columbus, OH 43215-3611 USA Tel: +1 614 221 1000 Fax: +1 614 229 4647 www.deloitte.com

October 24, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the White River Capital, Inc. Form 8-K dated October 24, 2007, and have the following comments:

1.  We agree with the statements made in part (a) of the report bearing the caption “Previous independent registered public accounting firm”.

2.    We have no basis on which to agree or disagree with the statements made in part (b) of the report bearing the caption “Proposed appointment of new independent registered public accounting firm”.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP